Exhibit 99.1

Kingsway Grants Exemption from Tax Benefit Preservation Plan

Toronto, Ontario (June 18, 2012) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. ("Kingsway" or the "Company") today announced that its Board of Directors (the “Board”) received and granted an exemption request under its tax benefit preservation plan (the “Plan”) to Joseph Stilwell, a member of the Board. The Plan was implemented September 28, 2010 to protect the value of the Company's net operating losses (the “NOLs”) accumulated in the Company's United States subsidiaries. While the Plan is designed to penalize the economic interests of any person or group which acquires 5% or more of the Company's outstanding common shares without approval of the Board, it also provides a limited grandfathering provision for existing 5% plus shareholders of the Company.
Mr. Stilwell, directly or indirectly through funds he owns or controls, owns 16.8% of the common shares of Kingsway and is eligible to submit exemption requests through the grandfathering provision of the Plan. An exemption to purchase up to an additional 2% of shares on the open market was received by the Company on June 13, 2012. As approved by the Board, Mr. Stilwell's exemption is conditioned upon a two-week waiting period to allow other investors interested in considering exemption requests to petition the Board as well. Requests will be considered on a case-by-case basis and an exemption is at the discretion of the Board. The full Plan is available for review on the Company's website.

About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”

Additional Information
Additional information about Kingsway, including a copy of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, can be accessed on the Canadian Securities Administrators' website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission's website at www.sec.gov or through the Company's website at www.kingsway-financial.com.